AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

by and among

COMMAND SECURITY CORPORATION
a New York corporation,

COMMAND SECURITY SERVICES, INC.
a New York corporation,

BROWN SECURITY INDUSTRIES, INC.
a California corporation; and

MARC BROWN and HAL BROWN

April __, 2007

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (the "Agreement") is made and adopted as of the __ day of April, 2007 by and among Command Security Corporation, a New York corporation, (the "Parent"), Command Security Services, Inc., a New York corporation (the "Company"), Brown Security Industries, Inc., a California Corporation, ("BSI"), and Hal Brown and Marc Brown, the principal shareholders of BSI, as individuals, (Hal Brown and Marc Brown hereinafter sometimes referred to individually as an "Individual Shareholder" and collectively as the "Individual Shareholders"). The parties to this Agreement, as set forth above, are referred to herein individually as a "Party" and collectively as the "Parties."

PRELIMINARY STATEMENTS

WHEREAS, on March 21, 2007, Parent, BSI and the Individual Shareholders (the "Original Parties") executed and delivered that certain Agreement of Merger and Plan of Reorganization dated March 21, 2007 (the "Original Merger Agreement"), providing for the merger of BSI with and into Parent;

WHEREAS, the Original Parties desire to amend and restate the Original Merger Agreement for the principal purpose of modifying the structure of the merger contemplated by the Original Merger Agreement to now provide for the merger of BSI with and into the Company, a newly-formed, wholly-owned subsidiary of Parent, rather than directly with and into Parent;

WHEREAS, upon the execution and delivery of this Agreement by the Parties, the Original Merger Agreement shall be amended and restated as provided herein, and deemed for all intents and purposes to have been replaced in its entirety by this Agreement;

WHEREAS, the Individual Shareholders own a majority of the issued and outstanding shares of the common stock, no par value, of BSI, representing the only class of outstanding capital stock of BSI (the common stock of BSI is referred to herein as "BSI Common Stock");

WHEREAS, BSI owns one hundred percent (100%) of the outstanding shares of capital stock of each of Rodgers Police Patrol, Inc., a California corporation ("RPP"), and Strategic Security Services, Inc., a California corporation ("SSS");

WHEREAS, RPP and SSS are in the business of providing armed and unarmed uniformed security guard services and motorized patrol services, with existing operations in California ("Business");

WHEREAS the respective Boards of Directors of Parent, the Company and BSI, and the shareholders of the Company and BSI, have approved the merger of BSI with and

into the Company, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parent, the Company and BSI desire to enter into a statutory merger pursuant to Article 9 of the New York Business Corporation Law (the "NYBCL") and Title 1, Division 1, Chapter 11 of the California General Corporation Law (the "CGCL"), with the Individual Shareholders receiving shares in the Parent and cash for their shares in BSI, all within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), in a transaction to which Section 351, 354, 355 or 356 of the Code applies, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby and herewith adopt a plan of statutory merger and reorganization under Section 368(a)(1)(A) of the Code and agree as follows:

1. THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NYBCL and the CGCL, BSI shall be merged with and into the Company (the "Merger") at the Effective Time (as hereinafter defined). Upon the Merger, the separate corporate existence of BSI shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"), shall succeed to and assume all the rights and obligations of BSI in accordance with the NYBCL and the CGCL and will continue to be governed by the laws of the State of New York. The separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, and the Company will succeed to all of the rights and properties of BSI and will be subject to all of the debts and liabilities of BSI.

1.2. Effective Time. As soon as practicable on the Closing Date, the Parties shall deliver a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of (i) the NYBCA to the New York Department of State for delivery and filing as required under the NYBCA and shall make all other filings or recordings required under the NYBCA and (ii) the CGCL to the California Secretary of State for filing as required under the CGCL and shall make all other filings or recordings required under the CGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the New York Department of State and this Agreement and the officers' certificate is duly filed with the California Secretary of State in accordance with the NYBCA and the CGCL, respectively, or at such other time as BSI and the Parent shall agree (the time that the Merger becomes effective is referred to herein as the "Effective Time").

1.3 Effects of the Merger. The Merger shall have the effects set forth in Section 906 of the NYCBA and Section 1107 of the CBCL and all other applicable Sections and provisions thereof.

1.4 Certificate of Incorporation and By-Laws.

(a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b) The By-laws of the Company as in effect at the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5 Directors. The directors of the Company at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6 Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of capital stock of any of BSI, the Company or the Parent:

(a) Capital Stock of the Company. Each issued and outstanding share of capital stock of the Company shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned BSI Common Stock. Each share of BSI Common Stock that is owned by BSI and each share of BSI Common Stock that is owned by Parent or any subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered in exchange therefor upon the Merger.

(c) Conversion of BSI Shares Each issued and outstanding share of BSI Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) (after giving effect to such cancellation of such BSI Common Stock pursuant to such Section 2.1(b), the remaining outstanding shares of BSI Common Stock are referred to

herein as the "BSI Shares") shall be converted into the right to receive its Pro Rata Share (as defined below) of the Merger Consideration (as defined in Section 3.1), in accordance with, and subject to, the other terms and conditions of this Agreement. As of the Effective Time, all such BSI Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such BSI Shares shall cease to have any rights with respect thereto, except the right to receive its Pro Rata Share of the Merger Consideration, in accordance with, and subject to, the other terms and conditions of this Agreement and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor, in each case without interest. The foregoing notwithstanding, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or if Parent pays an extraordinary dividend, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange or extraordinary dividend. For purposes of this Agreement, "Pro Rata Share" shall mean one (1) BSI Share relative to the total number of outstanding BSI Shares owned by all shareholders of BSI.

(d) No Fractional Shares.

(i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates.

(e) Dissenters' Rights. If any holder of BSI Shares (a "Dissenting Holder") duly demands purchase of his, her or its BSI Shares in connection with the Merger under Chapter 13 of the CGCL (such shares being "Dissenting Shares"), the Dissenting Shares shall not be converted into Merger Consideration but shall be converted into the right to receive an amount in cash equal to the fair market value of such shares as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California. After the Effective Time of the Merger, Parent shall issue and deliver to any holder of BSI Shares who shall have withdrawn his, her or its demand for purchase or have failed to perfect or shall have otherwise lost his, her or its right of purchase, in any case pursuant to the CGCL, upon surrender by such Dissenting Shareholder of his, her or its, certificate or certificates representing shares of BSI Common Stock, the Merger Consideration to which such Dissenting Shareholder is then entitled under this Agreement.

(f) Delivery of BSI Shares.

(i) Subject to and upon the terms and conditions of this Agreement, at the closing of the Merger contemplated by this Agreement (the "Closing"), the Individual Shareholders shall deliver to the Parent certificates evidencing the BSI Shares owned by them, duly endorsed in blank or with stock powers duly executed by the Individual Shareholders, along with the Corporate Books which shall contain, without limitation, the

Certificate of Incorporation, By-Laws, Share Register, original or copies for all issued and unissued shares of BSI, if any, minutes of the most recent Board meeting, and resolutions authorizing BSI to enter into this Merger, the resignation of all of the Directors (except as may be required by law to maintain necessary licenses) of BSI and copies of all licenses held by BSI or necessary for the operation of any of BSI Companies.

(g) Assets

(i) It is the intention of the Parties that subject to and upon the terms and conditions of this Agreement together with the terms and conditions of a certain Agreement by and among the Parent and BSI and the Employee Stock Ownership Plan and its Trustees ("ESOP Stock Purchase Agreement") entered into contemporaneously with this Agreement, (i) immediately prior to the Merger, BSI, RPP and SSS (collectively the "BSI Companies") shall own, rent or lease all of the assets as set forth in various schedules attached hereto ("Assets") (except for excluded assets as set forth in Schedule II) free and clear of all liens, claims and encumbrances, other than Permitted Liens (as defined), and (ii) upon the Merger, (A) the Surviving Corporation shall own, rent or lease all of the Assets (except for excluded assets as set forth in Schedule II) free and clear of all liens, claims and encumbrances, other than Permitted Liens, (B) the BSI Shares shall be cancelled and converted into the Merger Consideration, and that at such time the Surviving Corporation shall own all of the outstanding shares of each of RPP and SSS, and (C) and the Surviving Corporation, RPP and SSS shall own, rent or lease all of the Assets (except for excluded assets as set forth in Schedule II) free and clear of all liens, claims and encumbrances, other than Permitted Liens. Any reference in this Agreement to the "BSI Companies" shall be deemed to mean each of BSI, RPP and SSS, separately, and BSI, RPP and SSS, as a group.

(ii) Included in the Assets are all of the customer accounts, and all contracts and agreements, information related to customer accounts, and any and all other documentation and/or agreement for the rendition of uniformed security guard services, and/or any other product and/or service provided by each of the BSI Companies relating to such accounts, and all bids, quotations and service orders relating to the accounts, as set forth herein and the various schedules attached hereto (hereinafter referred to as the "Accounts"), which the Individual Shareholders warrant contain a true and accurate statement of such Accounts. Any contract maintained or services performed by any of BSI Companies, which Individual Shareholders claims are retained by any related entity, is clearly disclosed in Schedule III, or such shall be deemed to be an Asset of BSI.

(iii) The rights to the name "Brown Security Industries", "Rodgers Police Patrol" and "Strategic Security Services" and all variations thereof and all service marks, trademark, service and trademark registrations and applications, trade-names, logos, copyrights, other licenses thereof, know-how, trade secrets, list of past performance standards, catalogues, recorded knowledge, business plans, advertising materials, scheduling and service methods including software and manuals, sales and

service manuals and/or any other proprietary, confidential or similar provisions related to the operation of the business shall be deemed to be Assets of the BSI Companies.

(iv) All of the rights and obligations under the Lease Agreements (as defined) for the office premises, office equipment, employee equipment, vehicles and uniforms utilized by any of BSI Companies are included as Assets of the BSI Companies..

(v) Pending the Closing, all of the properties set forth in paragraphs (ii), (iii) and (iv) above shall remain the exclusive property of BSI, RPP and/or SSS. The Parent disclaims and quitclaims any interest therein. Any confidential information received by the Parent shall be kept confidential and treated as trade secrets of BSI, RPP and/or SSS by both the Parent until the Closing, or in the event the Closing does not take place, then forever.

3. MERGER CONSIDERATION

3.1 Merger Consideration.

(a) Except as otherwise provided herein and subject to the terms and conditions hereof (including, without limitation, any adjustment provisions described in this Agreement), at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all of the outstanding BSI Shares (but, for the sake of clarification, none of the shares cancelled pursuant to Section 2.1(b)) shall be converted into and exchanged for the following aggregate consideration (such amount is referred to herein in the aggregate as the "Merger Consideration"):

(y) Two million one hundred thousand dollars ($2,100,000), payable by the delivery of:

(i) Five hundred twenty five thousand dollars and thirty-one cents ($525,000.31) payable in cash in immediately available funds; and

(ii) 541,982 shares of common stock of the Parent ("Parent Common Stock") which has been valued at the Valuation Amount (as defined in paragraph (b) of this Section 3.1); and,

(z) seventy percent (70%) of the Tangible Net Worth of the BSI Companies (as defined in Section 4.2).

(b) For purposes of this Agreement and the Merger, each share of Parent Common Stock has been and shall be valued at $2.906, representing the average closing price of the Parent's common stock on the OTC Bulletin Board for the five consecutive trading days immediately preceding March 21, 2007 (the date of execution of the Original Merger Agreement).

3.2 Composition of Consideration; Delivery; Escrow.

(a) Twenty five percent (25%) of the Merger Consideration shall be paid in cash in immediately available funds ("Cash Consideration"), and the remaining seventy five percent (75%) of the Merger Consideration shall be paid by the delivery of shares of Parent Common Stock ("Stock Consideration").

(b) The Merger Consideration shall be paid and delivered (as the case may be) at the Closing (as hereinafter defined) to the Individual Shareholders, *pro rata,* as follows: (i) thirty percent (30%) of the Cash Consideration, or $157,500.09, shall be delivered directly to the Individual Shareholders; and (ii) there shall be deposited in escrow pursuant to the Escrow Agreement as attached as Exhibit 3.2(b): (A) seventy percent (70%) of the Cash Consideration, or $367,500.22, and (B) one hundred percent (100%) of the Stock Consideration, or 541,982 shares of Parent Common Stock.

(c) The certificates representing shares of Parent Common Stock shall be issued to the Individual Shareholders-in proportion to their holdings of BSI Shares as set forth in Schedule I.

(d) All shares of Parent Common Stock to be received by Individual Shareholders shall be "Restricted Securities". As such, the subsequent sale of such shares will be subject to compliance with all applicable securities laws as then in effect including, without limitation, SEC Rule 144. All shares of Parent Common Stock to be received by Individual Shareholders shall be entitled to "piggy back" registration rights on any offering of shares of Parent Common Stock made while any of those shares are "Restricted Securities", and such "piggy back" rights shall be at the expense of the Parent. All "piggy back" rights shall be without cost to the Individual Shareholders receiving Parent Common Stock.

4. DEBT CERTIFICATE AND INCREASE IN CONSIDERATION FOR TANGIBLE NET WORTH

4.1. Debt Certificate.

(a) Not less than five (5) business days prior to the Closing Date, the Individual Shareholders shall deliver to the Parent a certificate (the "Non-Transferable Debt Certificate") signed by an authorized officer of each of the BSI Companies setting forth the BSI Companies' good faith estimate of the aggregate amount of BSI Companies' Debt (as defined below) as of the close of business on the Closing Date that each of the BSI Companies believes would be due upon the Merger because of provisions relating to transfer of ownership (the "Closing Debt"). The Companies shall produce such good faith estimate in consultation with Parent and shall provide Parent with such supporting documentation for such estimate as Parent shall reasonably request. At the Closing, the Parent shall either have obtained consent of the creditor to a transfer and/or a

release of any guaranty by any of the Individual Shareholders, replaced the debt or guaranty, or paid-off all of the Closing Debt as set forth on the Non-Transferable Debt Certificate. There shall not be any adjustment to the Merger Consideration resulting from the application of this subsection; it being understood and agreed that all liabilities have already been accounted for in the calculation of Tangible Net Worth under Section 4. For purposes of this Agreement, "Debt" shall mean, without duplication:

(i) Indebtedness for borrowed money;

(ii) Indebtedness for the deferred purchase price of property or services;

(iii) Any indebtedness of any of the BSI Companies evidenced by any note, bond, debenture or other debt security;

(iv) Obligations of any of the BSI Companies as lessee under leases which have been or should be, in accordance with United States generally accepted accounting principles ("GAAP"), recorded as capital leases;

(v) Contingent obligations of any of the BSI Companies under any bonds, including without limitation performance bonds;

(vi) All accrued and unpaid interest on or any fees, penalties or other amounts due with respect to any such Debt (including, without limitation, any prepayment fees or penalties);

(vii) Any obligations of any of BSI Companies of a type referred to in clauses (i) through (vi) to the extent directly or indirectly guaranteed by one or more of the Individual Shareholders or any other shareholder of any of BSI Companies; and

(viii) Any obligations of any other Person of a type referred to in clauses (i) through (vi) to the extent directly or indirectly guaranteed by any of the BSI Companies.

(b) Schedule V contains a true and correct list of all of the BSI Companies' Debt as of the date of this Agreement.

4.2. Increase in Consideration for Tangible Net Worth. Not less than five (5) business days prior to the Closing Date, the Individual Shareholders shall deliver to the Parent a certificate (the "Tangible Net Worth Certificate") signed by an authorized officer of each of the BSI Companies setting forth the BSI's good faith estimate of the amount of the BSI Companies' Tangible Net Worth (as defined below) on the Closing Date (the "Estimated Tangible Net Worth"). The Companies shall produce such good faith estimate in consultation with Parent and shall provide Parent with such supporting

documentation for such estimate as Parent shall reasonably request. In the event Parent disagrees with the Estimated Tangible Net Worth it shall give BSI written notice of such disagreement and BSI and Parent shall negotiate in good faith to resolve such dispute. In the event such dispute is not resolved prior to the Closing Date, the Parent and the Individual Shareholders may terminate this Agreement and the Parties will have the rights set forth in Section 15 of this Agreement.

(a) For purposes of this Agreement, "Tangible Net Worth" shall mean the difference between the Assets and the Liabilities.

(b) "Assets" shall mean all of the BSI Companies' assets, computed on a group basis, (other than Excluded Assets set forth on Schedule II and Operating Assets set forth on Schedule II A) as determined in accordance with GAAP applied consistently with the accounting methods BSI used to determine the Estimated Tangible Net Worth.

(c) "Liabilities" shall mean, all of the BSI Companies' disclosed liabilities (both current and long term), computed on a group basis, as determined in accordance with GAAP applied consistently with the accounting methods BSI used to determine the Estimated Tangible Net Worth.

5. POST CLOSING ADJUSTMENTS AND PAYMENTS

5.1 Adjustment for Tangible Net Worth.

(a) No later than sixty (60) days after the Closing Date, the Parent will prepare and deliver to the Individual Shareholders a final statement (the "Final Statement") setting forth the actual amount of the BSI Companies' Tangible Net Worth as of the Closing Date (the "Actual Tangible Net Worth") and a calculation of any difference between Estimated Tangible Net Worth and the Actual Tangible Net Worth. Such Final Statement shall be prepared in accordance with GAAP applied consistently with the accounting methods the BSI Companies used to determine the Estimated Tangible Net Worth. The final Tangible Net Worth calculation shall include any audit adjustments for undisclosed liabilities and/or assets.

(b) Dispute of Amount of Actual Tangible Net Worth.

(i) In the event one or more of the Individual Shareholders ("Objecting Party") objects to the amounts shown on the Final Statement, the Objecting Party shall notify the Parent in writing of such objection within two (2) weeks following the actual receipt thereof by the Objecting Party, stating in such written objection ("Written Objection") the reasons therefore and setting forth the Objecting Party's calculation of the Actual Tangible Net Worth.

(ii) Upon receipt by the Parent of such written objection, the Parent and the Objecting Party shall attempt to resolve the disagreement through negotiation.

(iii) If the Parent and the Objecting Party cannot resolve such disagreement within twenty (20) days following the end of the foregoing two (2) week period, the Parent and the Objecting Party shall submit the matter for resolution to a mutually agreeable nationally recognized independent firm of certified public accountants not affiliated with either the Parent or the Objecting Party and which did not have any responsibility for or involvement in the original calculation of either the Actual Tangible Net Worth or the Estimated Tangible Net Worth. Such accounting firm shall deliver a statement (the "Accounting Statement") setting forth its own calculation of the Actual Tangible Net Worth and the difference between the Actual Tangible Net Worth and the Estimated Tangible Net Worth within thirty (30) days of the submission of the matter to such firm (which calculation, absent manifest error, shall be binding and conclusive on the Parties and not subject to appeal).

(iv) If the difference between the Actual Tangible Net Worth as shown in the Accounting Statement and in the Final Statement is less than the difference between the Actual Tangible Net Worth as shown in the Accounting Statement and in the Written Objection, the fees and expenses of such independent accounting firm will be borne by the Parent, otherwise the fees and expenses of such independent accounting firm will be borne by the Objecting Party.

(c) Either within three (3) weeks following the delivery of such Final Statement, if there was no Written Objection, or within five (5) days of the delivery of the Accounting Statement, if there was a Written Objection, the Parent or the Escrow Agent, as the case may be, shall pay to the other seventy (70%) percent of the difference between the Actual Tangible Net Worth, set forth on the Accounting Statement if there was a Written Objection or set forth in the Final Statement if there was no Written Objection, and the Estimated Tangible Net Worth, with said amount paid within seven (7) calendar days following final determination pro rata in the same form of consideration and percentage as deposited in escrow pursuant to Section 2.2(b) of this Agreement by adjustment of the amount of the cash and stock deposited in escrow.

5.2 Account Retention and Revenue Guarantee Adjustments.

(a) Definitions:

(i) "Accounts" shall be defined as the accounts listed on schedule VI.
(ii) "Average Revenue" shall be defined as:

(A) for a Credited Lost Account, the average monthly revenue for that Credited Lost Account during the period that it was serviced by the Parent or any subsidiary thereof;

(B) for a Lost Account, the Revenue from that Account billed during the seventh through twelfth full calendar months following the Closing, divided by a factor of twelve (12); notwithstanding the foregoing the average revenue for an Account lost in the first sixth months shall be zero;

(C) for an Other Account, the Revenue from that Account billed during the first through twelfth full calendar months following the Closing, divided by a factor of twelve (12);

(D) for Replacement Account, the Revenue from that Replacement Account billed during the Revenue Guarantee Period, divided by a factor of twelve (12); and

(E) for a Permanent Account, the Revenue from that Account billed during the first through twelfth full calendar months following the Closing, divided by a factor of twelve (12).

(iii) "Combined Account Consideration" shall be defined as $2,100,000.00.

(iv) "Combined Account Revenue Goal" shall be defined as $11,000,000.00 per annum or $916,666.67 per month.

(v) "Credited Lost Account" shall be defined as a Lost Account cancelled, in whole or in part, of an account as a result of:

(A) The poor performance of services by the Parent, or any subsidiary thereof;

(B) Increases in billing rates not otherwise permitted under the BSI's, RPP's, or SSS's customer contracts;

(C) Actions taken by the Parent, or any subsidiary thereof, without the concurrence of Marc Brown; or

(D) The expiration of a customer contract, unless a timely bid upon the same terms as were in the expiring customer contract, or such other terms as are approved by Marc Brown, is submitted to the customer for renewal of the customer contract.

(vi) "Lost Account" shall be defined as an Account that is not serviced by the Parent, or any subsidiary thereof, for twelve months following the Closing.

(vii) "Other Accounts" are accounts serviced by the Parent, or any subsidiary thereof, at some time during the twelve months following the Closing, but which are not Lost Accounts, Permanent Accounts or Replacement Business.

(viii) "Permanent Account" shall be defined as an Account serviced by the Parent, or any subsidiary thereof, for twelve months following the Closing.

(ix) "Replacement Account" is any account sold anywhere in the United States through the efforts of the Individual Shareholders and/or the joint efforts of the Individual Shareholders and/or other existing employees of any of the BSI Companies who remain as employees of the Parent, or any subsidiary thereof, with other existing and future employees or agents of the Parent, (i) during the twelve month period following the Closing or (ii) during the ninety (90) days following the loss of an Account or Accounts to replace such lost business, whichever period is longer. Notwithstanding the foregoing, Replacement Account specifically includes without limitation all potential accounts listed on Schedule VIII. Notwithstanding the foregoing, all Replacement Business must be serviced by the Parent, or any subsidiary thereof, for twelve months to be deemed a Replacement Account (the "Replacement Guarantee Period").

(x) "Revenue" for an account is the gross revenue, less taxes and pass throughs.

(xi) "Revised Consideration" shall be defined as the product of the calculation set forth in Section 5.2(b)

(b) The Combined Account Consideration will be reduced by 3.27 times Seventy Percent (70%) of the greater of (i) the Permanent Business Shortfall, or (ii) the Total Business Shortfall, both calculated as of the end of the twelfth month subsequent to the Closing, but giving effect to any Replacement Guarantee Period for Replacement Business. For the purposes of this Section 5.2(b):

(i) "Permanent Business Shortfall" shall be defined as an amount, but not less than zero, equal to:

(A) Ninety-Five Percent (95%) of the Combined Account Revenue Goal stated monthly; less

(B) The total of the Average Revenue for all Credited Lost Accounts, Lost Accounts, Replacement Accounts and Permanent Accounts.

(ii) "Total Business Shortfall" shall be defined as an amount, but not less than zero, equal to:

(A) The Combined Account Revenue Goal stated monthly; less

(B) The total of the Average Revenue for all Credited Lost Accounts, Lost Accounts, Other Accounts, Replacement Accounts and Permanent Accounts.

(c) Any consideration due pursuant to subsection 5.2 (b) shall occur after the completion of the Replacement Guarantee Period.

(d) In the event any adjustment must be made in accordance with this Section 5.2, the payment shall be made by the Escrow Agent within seven (7) calendar days following final determination pro rata in the same form of consideration and percentage as deposited in escrow pursuant to Section 2.2(b) of this Agreement by adjustment of the amount of the cash and stock deposited in escrow.

(e) Any Purchase Price reduction pursuant to Section 5.2 shall first be made to the Second Deferred Payment. In the event the reduction is likely to exceed the amount of the Second Deferred Payment (i.e. the reduction to the Combined Account Consideration would be reduced by more than 50% of the amounts held in escrow as a result of accounts lost prior to the six month anniversary of the Closing) in the Parent's reasonable good faith opinion,, the difference may be reduced from the First Deferred Payment, in accordance with Section 5.2(d).

(f) Any Purchase Price reduction exceeding the amounts due the Individual Shareholders shall be due, jointly and severally, immediately upon demand. Payment by Individual Shareholders may be made in the form of cash or the securities (restricted or otherwise) of the Parent, including without limitation shares of Parent Common Stock or any other securities of Parent that may then be publicly-traded at that time, if any.

6. PLACE OF CLOSING; CLOSING DATE

Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of BSI no later than April 13, 2007, or, in the event that all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) have not been satisfied or waived as of such date, on such other date as the Parties may agree, but in no event later than three (3) business days after all such conditions have been satisfied or waived (the "Closing Date"). The actual time of Closing shall be such time of day on the Closing Date as is set forth on a certificate executed on the Closing Date by each of the Parties (the "Effective Closing Time Certificate"). Notwithstanding the above, the Parties may mutually agree to Close by exchanging Closing Documents by facsimile or electronically.

7. CLOSING DELIVERABLES

7.1 Stock and Other Documentation:

(a) The Individual Shareholders shall deliver or cause to be delivered to the Parent:

(i) Good and sufficient instruments of transfer transferring to the Company all of each of the Individual Shareholders' right, title and interest in the BSI Shares and such instruments of transfer (A) shall be in the form which is usual and customary, (B) shall be in form and substance reasonably satisfactory to the Parent and its counsel, (C) shall effectively vest in the Surviving Corporation good title to all of the Individual Shareholders' right, title and interest in the BSI Shares free and clear of all mortgages, pledges, security interests, charges, taxes, liens, restrictions and encumbrances of any kind (collectively, "Liens"), except for Permitted Liens (as defined below);

(ii) Individual Shareholders' certificate certifying:

(A) Each of the BSI Companies' Articles of Incorporation ("Articles of Incorporation");

(B) Each of the BSI Companies' Bylaws ("Bylaws");

(C) The resolutions adopted unanimously by the shareholders of BSI approving the transactions contemplated herein and the board of directors of BSI approving the transactions contemplated herein; and

(D) Incumbency;

(iii) A certificate of good standing issued by the Secretary of State of the state of each state in which each of the BSI Companies is incorporated;

(iv) Certificates of foreign qualification for each of the BSI Companies issued by each of Secretary of State of each state in which each of the BSI Companies are authorized;

(v) The Non-Transferable Debt Certificate;

(vi) The Tangible Net Worth Certificate;

(vii) In accordance with Section 8.2 below, the Required Consents (as defined in Section 8.2 below);

(viii) An opinion of the Individual Shareholders and BSI's counsel, substantially in the form of Exhibit 6.1(a)(viii) hereto;

(ix) An employment agreement, substantially in the form of Exhibit 6.1(a)(ix) hereto, executed by Marc Brown (the "Marc Brown Employment Agreement");

(x) An employment agreement substantially in the form of Exhibit 6.1(a)(x) hereto executed by Larry Reid ("Reid Employment Agreement");

(xi) [Intentionally omitted];

(xii) The Escrow Agreement;

(xiii) Such other documentation as may be reasonably requested by the Parent in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Surviving Corporation shall deliver, or cause the Parent to deliver, to Individual Shareholders, as applicable:

(i) The portion of the Merger Consideration due on the Closing Date in accordance with Section 3.2(b);

(ii) A receipt from the Escrow Agent for the Escrowed Stock Consideration and for the Escrowed Cash Consideration;

(iii) An officer's certificate certifying (A) the Parent's certificate of incorporation, and (B) the resolutions adopted by the Board of Directors of the Parent approving the transactions contemplated herein;

(iv) A certificate of good standing issued by the secretary of state of the state of New York;

(v) The Marc Brown Employment Agreement executed by Parent;

(vi) The Reid Employment Agreement executed by Parent;

(vii) The Escrow Agreement;

(viii) The Effective Closing Time Certificate;

(ix) An opinion of The Ingber Law Firm that this transaction qualifies as a statutory merger under New York law; and

(x) Such other documentation as may be reasonably requested by BSI in connection with the consummation of the transactions contemplated by this Agreement.

7.2 Delivery of Contracts and Records. As a condition to Closing, the Individual Shareholders shall deliver or cause to be delivered to the Parent all Required Consents necessary to effect the transfer of such Contracts to the Surviving Corporation, and no such Required Consents shall impose any burdensome conditions or requirements on the Parent or the Surviving Corporation. The Individual Shareholders shall also deliver to the Parent at the Closing, all of the BSI Companies' corporate and business records, books and other data relating to the assets, business and operations of the Business, to the extent the same constitute part of the Assets. For a period of seven (7) years following the Closing Date, neither party shall destroy any business records, books or data in its possession without first giving notice to the other party of its intention to destroy such records, books or data and allowing such other party an opportunity to obtain or copy such records, books or data. Each party shall afford the other reasonable access to such records, books and data upon request.

7.3 Further Assurances. Each party hereto agrees, from time to time after the Closing and at the reasonable request of the other party, and without further consideration, to (a) execute and deliver further instruments of transfer, assumption and assignment (in addition to those delivered under Sections 6(a), and 6(b)) and take such other actions as the other party may reasonably require to more effectively transfer, assign to and vest in, the Surviving Corporation the Assets; and (b) cooperate with and provide assistance to the other party in transferring possession of the Assets to the Surviving Corporation.

7.4 Procedures for Assets not Transferable. If any of the contracts or agreements or any other property or rights included in the Assets is not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some party or parties and any such consent is not obtained prior to the Closing, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof and, unless otherwise agreed between the Parent and the Individual Shareholders with respect to any such contract, the Individual Shareholders shall use commercially reasonable efforts to obtain any such consent as soon as possible after the Closing and the Parent and/or its subsidiaries shall use all commercially reasonable efforts to assist in that endeavor. In the event any of the BSI Companies and a third party continues to be parties to an agreement after the Closing as a result of a consent not having been obtained, the Parent and/or its subsidiaries shall perform under such agreement if it receives the benefits thereof.

8. REPRESENTATIONS AND WARRANTIES OF THE INDIVIDUAL SHAREHOLDERS

In order to induce the Parent and the Company to enter into this Agreement, the Individual Shareholders make the following representations and warranties to the Parent concerning the Individual Shareholders, each of the BSI Companies and the Business,

8.1 Organization and Corporate Power. BSI, RPP and SSS are corporations duly organized, validly existing and in good standing under the laws of the state of California. Each of the BSI Companies are duly qualified to do business as a foreign corporation, (a) in each jurisdiction listed in Schedule XXXV, and (b) in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" is defined as any matter which has or is reasonably expected to have a material negative effect on the assets, properties, liabilities, operations, condition (financial or other), business, results of operations or prospects of any of the BSI Companies or the Business. Each of the BSI Companies has all requisite corporate power and authority to own or lease its properties, to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. The copies of the Articles of Incorporation and Bylaws of each of the BSI Companies are attached hereto as Exhibit 8.1, are correct and complete in all respects as of the date hereof, no amendments thereto are pending, and none of the BSI Companies is in violation of any term of its Articles of Incorporation or Bylaws.

8.2 Non-Contravention. The execution, delivery and performance of this Agreement and each of the other agreements, documents and instruments to be executed and delivered by the Individual Shareholders as contemplated hereby and the issuance and delivery thereof, do not and will not: (a) violate, conflict with, or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under, any contract or obligation to which any of BSI Companies and/or the Individual Shareholders are a party or by which any of their assets (including all of the Assets) are bound, or any provision of the Articles of Incorporation or Bylaws; (b) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to any of BSI Companies; (c) except as set forth in Schedule XXXVI, require any of BSI Companies or the Individual Shareholders or any other party to provide any notice to, make any declaration or filing with, or obtain the consent or approval of, any governmental authority or any other third party (collectively, the "Required Consents"); or (d) accelerate any obligation under or give rise to a right of termination of or result in a loss of benefit under any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any of BSI Companies or the Individual Shareholders are a party or by which any of their assets (including the Assets) are bound or affected, or result in the creation or imposition of any Lien on any of the Assets.

8.3 Capitalization; Ownership of Stock.

(a) The total authorized capital stock and par value of the BSI Common Stock is set forth on Schedule I. All of the issued and outstanding shares of BSI Common Stock are owned beneficially and of record as set forth on Schedule I, free and clear of any Liens. All of the issued and outstanding shares of BSI Common Stock are duly and validly issued, fully paid and non-assessable. All of the shares of BSI Common Stock were issued in compliance with all applicable securities laws. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, rights of first refusal, agreements, arrangements or commitments of any kind or nature for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of BSI.

8.4 Subsidiaries; Investments. Except as set forth on Schedule IX none of the BSI Companies have any Subsidiaries (as defined in Section 17(e)) nor hold an equity interest in any other Person.

8.5 Financial Statements; Projections.

(a) The Individual Shareholders and Companies have previously furnished to the Parent copies of its audited financial statements, including, without limitation, balance sheets, statements of income and statements of cash flows, for the fiscal year ended June 30, 2004. Copies of its audited financial statements for the fiscal years ended June 30, 2006 and 2005 together with reviewed financial statement for the nine (9) month period ended March 31, 2007 shall be delivered within one (1) month following the Closing. Cost for the audited financial statements and financial review shall be paid by the Individual Shareholders. Except as otherwise disclosed on Schedule X, such financial statements were prepared in accordance with GAAP, applied on a consistent basis in conformity with the BSI Companies' past practices, and such financial statements are complete, correct and consistent in all material respects with the books and records of each of the BSI Companies and fairly and accurately present the financial position of each of the BSI Companies as of the dates thereof and the results of operations and cash flows of each of the BSI Companies for the periods shown therein.

(b) The projections previously provided to the Parent represent good faith estimates of the performance of the Business for the periods stated therein based upon assumptions which were believed in good faith to be reasonable when made and continue to be reasonable as of the date hereof.

8.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the March 31, 2007 balance sheet of the BSI Companies (the "Base Balance Sheet"), incurred in the ordinary course of business since the date of the Base Balance Sheet, or as set forth in Schedule XI, none of the BSI Companies have or are subject to any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known (including, without limitation, liabilities as

guarantor or otherwise with respect to obligations of others, or liabilities for Taxes (as defined in Section 8.10 below) due or accrued or to become due.

8.7 Absence of Certain Developments. Since the date of the Base Balance Sheet, each of the BSI Companies has conducted its business only in the ordinary course consistent with past practice and, except as set forth in Schedule XII, there has not been any:

(a) Change in the assets, liabilities, condition (financial or other), properties, business, operations or prospects of any of BSI Companies, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could reasonably be expected to have a Material Adverse Effect, except with the consent of the Parent;

(b) Declaration, setting aside or payment of any dividend or other distribution (whether of cash, in kind or securities) with respect to, or any direct or indirect redemption, purchase or acquisition of, any of the capital stock of any of BSI Companies, or any issuance or sale by any of BSI Companies of any shares of its capital stock, including, without limitation, any in kind distribution of accounts receivable, inventory or other assets of any of BSI Companies, except with the consent of the Parent;

(c) Waiver or release of any right of any of BSI Companies or cancellation or discharge of any debt or claim held by any of BSI Companies, including any write-off or other compromise of any accounts receivable;

(d) Loss, destruction or damage to any property which could have a Material Adverse Effect, whether or not covered by insurance;

(e) Acquisition or disposition, or any agreement or other arrangement for the acquisition or disposition of, any assets or properties of any of BSI Companies;

(f) Transaction or agreement involving any of BSI Companies and any officer, director, employee, or shareholder of any of BSI Companies, or any loans to any of the foregoing;

(g) Increase, direct or indirect, or other change in the compensation paid or payable to any officer, director, employee, independent contractor or agent of any of BSI Companies or any establishment or creation of any employment, deferred compensation or severance agreement or employee benefit plan with respect to such Persons or the amendment to, or modification or termination of, any of the foregoing;

(h) Change in the terms and conditions of the employment of any of BSI Companies' personnel or any labor dispute involving any matter;

(i) Incurrence or refinancing of any Debt, mortgage, encumbrance or placement of any Lien on any properties or assets of any of the BSI Companies, other than Liens for Taxes not yet due and payable, except with the consent of the Parent;

(j) Transaction not occurring in the ordinary course of business and consistent with past practices;

(k) Change in accounting methods or practices, collection or credit policies, pricing policies, reserve policies, revenue recognition policies or payment policies;

(l) Payment or discharge of a Lien or liability of any of BSI Companies which were not shown on the Base Balance Sheet as of the date thereof or incurred in the ordinary course of business thereafter;

(m) Loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer or account of any of BSI Companies;

(n) Entering into, amendment or termination of any material contract or agreement to which any of BSI Companies is a party or by which it is bound;

(o) Amendment to the Articles of Incorporation or Bylaws;

(p) Incurrence of capital expenditures, other than in the ordinary course of business consistent with past practices; or

(q) Agreement or understanding, whether in writing or otherwise, by any of BSI Companies or any other Person that would result in any of the foregoing transactions or events or require any of BSI Companies to take any of the foregoing actions.

8.8 Accounts Receivable; Accounts Payable.

(a) All of the accounts receivable of each of the BSI Companies, whether shown or reflected on the Base Balance Sheet or otherwise, represent bona fide completed sales made in the ordinary course of business, are valid and enforceable claims, are not subject to any material and substantial set-offs or counterclaims, and are fully collectible in the normal course of business after deducting the reserve set forth in the Base Balance Sheet. Since the date of the Base Balance Sheet, each of the BSI Companies has collected its accounts receivable in the ordinary course and in a manner which is consistent with its prior practices. Except as set forth in Schedule XIII attached hereto, none of the BSI Companies has any accounts receivable or loans receivable from any Person which is an affiliate of any of the BSI Companies, the Individual Shareholders, any director, officer, shareholder or employee of any of BSI Companies or any affiliate thereof.

(b) All of the accounts payable and notes payable of any of BSI Companies arose in bona fide arms' length transactions in the ordinary course of business, and no such account payable or note payable is delinquent in its payment. Since the date of the Base Balance Sheet, each of the BSI Companies has paid its accounts payable in the ordinary course and in a manner which is consistent with its prior practices. Except as set forth in Schedule XIV, as of the date hereof, none of the BSI Companies has any accounts payable to any Person which is an affiliate of any of the BSI Companies, the Individual Shareholders, any director, officer, or employee of any of the BSI Companies or any affiliate thereof.

8.9 Real and Personal Property. Except as set forth in Schedule XV, the Assets do not include any owned real property. Schedule XV also sets forth the addresses and uses of all real property that any of the BSI Companies lease. The Companies own or have a valid leasehold interest in all of the Assets. All of the Assets are located at one of the addresses set forth on Schedule XV or at various customer locations. Except for Liens set forth on Schedule XVI (the "Permitted Liens"), none of such property or assets of any of the BSI Companies, tangible or intangible, is subject to any Lien. Except for the Permitted Liens, no financing statement under the Uniform Commercial Code with respect to any of the Assets is active in any jurisdiction, and none of the BSI Companies has signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement against any of the Assets. The Assets are all of the assets used in the operation of the Business as the same has been operated prior to the date hereof. The tangible Assets (i) are in working order (reasonable wear and tear excepted), (ii) have been maintained in a manner consistent with the needs of the Business, and (iii) conform in all material respects with all applicable state and federal statutes, ordinances, regulations and laws.

8.10 Tax Matters. The Companies have timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof (and all such tax returns are correct and complete in all material respects), and has paid or caused to be paid all Taxes, required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet become due. The BSI Companies file their tax returns as part of a consolidated group consisting of only the BSI Companies. The Companies have not filed any tax return as part of a consolidated group including any entity other than BSI, RPP and SSS. The provisions for Taxes in the Base Balance Sheet are sufficient as of its date for the payment of all accrued and unpaid Taxes of any nature of any of the BSI Companies, and any applicable Taxes owing by any of the BSI Companies to any jurisdiction, whether or not assessed or disputed. All Taxes and other assessments and levies which any of the BSI Companies were or are required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Companies have delivered to the Parent correct and complete copies of all annual tax returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by, any of the BSI Companies since December 31, 2001. The Companies have not received notice of any audit or any proposed deficiencies from the Internal Revenue Service (the "IRS") or any other taxing

authority. There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by any of the BSI Companies for any year. Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of BSI, threatening to assert against any of the BSI Companies any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the BSI Companies. The BSI Companies are an affiliated group of corporations filing a consolidated federal income tax return; and none of the BSI Companies has any liability for Taxes of any other Person, other than the BSI Companies, under Treasury Regulations §1.1502-6 (or any similar provision of foreign, state or local law) or otherwise. The Companies are not a party to any Tax allocation or sharing arrangement, except among the BSI Companies. None of the BSI Companies is a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The taxable year of each of the BSI Companies for federal and state income tax purposes is the fiscal year ended June 30th. The Companies have not joined in any combined or unitary tax return with any other entity, excepting the BSI Companies. For purposes of this Agreement "Taxes" shall mean (i) any federal, state, local or foreign net income, gross income, gross receipts, premium, windfall profit, severance, real property, personal property, production, sales, use, license, excise, franchise, employment, payroll, withholding, social security (or similar), unemployment, occupation, capital stock, profits, disability, registration, estimated, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority, whether disputed or not.

8.11 Certain Contracts and Arrangements. Except as set forth in Schedule XVII (with true and correct copies heretofore delivered to the Parent), none of the BSI Companies are a party or subject to or bound by or the beneficiary of:

(a) Any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

(b) Any material customer contract or agreement providing for 168 hours or more of weekly service;

(c) Any contract, lease or agreement involving a potential commitment or payment by any of the BSI Companies in excess of $10,000;

(d) Any contract, lease or agreement which is not cancelable by any of the BSI Companies without penalty upon sixty (60) days' notice or less;

(e) Any contract or agreement for the marketing of products or services for a price in excess of $5,000;

(f) Any contract, consent order, decision, judgment or other agreement containing covenants directly or indirectly limiting the freedom of any of the BSI Companies to compete in any line of business or with any Person or entity;

(g) Any contract or agreement for the purchase of any real property, leasehold improvements, equipment or fixed assets;

(h) Any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(i) Any joint venture or partnership agreement or other agreement which involves a sharing of revenues, profits, losses, costs or liabilities of any of the BSI Companies with any other Person;

(j) Any employment contracts, non-competition agreements, or agreements with present or former officers, directors or employees of any of the BSI Companies or Persons or organizations related to or affiliated with any such Persons;

(k) Except for the Plan, and the BSI 401(k) plan, any pension, profit sharing, retirement or stock options plans;

(l) Any royalty, dividend or similar arrangement with third parties based on the sales volume of any of the BSI Companies or any contract involving fixed price or fixed volume arrangements;

(m) Any acquisition, merger or similar agreement;

(n) Any contract with a governmental body, except for any contracts with the City of San Diego;

(o) Any outstanding power of attorney;

(p) Any management service agreements or arrangements with any affiliated or unaffiliated Persons or entities; or

(q) Any other contract not executed in the ordinary course of business.

All of the contracts and commitments of each of the BSI Companies are in full force and effect and none of the BSI Companies, nor, to the Knowledge of the BSI, any other party is in default thereunder (nor, to the Knowledge of BSI has any event occurred which with notice, lapse of time or both would constitute a default thereunder) and none of the BSI Companies has received notice of any alleged default under any such contract, agreement, understanding or commitment.

8.12 Intellectual Property Rights.

(a) Schedule XVIII contains a complete and accurate list of all Patents (as defined below) owned by any of the BSI Companies or otherwise used in the Business (the "Company Patents"), Marks (as defined below) owned by any of the BSI Companies or otherwise used in the Business (the "Company Marks") and Copyrights (as defined below) owned by any of the BSI Companies or otherwise used in the Business ("Company Copyrights").

(b) Except as set forth on Schedule XVIII, (i) the BSI Companies exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all Liens; (ii) all Companies' Patents, Companies' Marks and Companies Copyrights which are issued by or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable; (iii) there are no pending, or, to BSI's and the Individual Shareholders' Knowledge, threatened claims against any of the BSI Companies or any of their employees alleging that any of the BSI Companies' Intellectual Property Assets or the Business, infringes or conflicts with the rights of others under any Intellectual Property Assets ("Third Party Rights"); (iv) neither the Business nor any Companies Intellectual Property Asset infringes or conflicts with any Third Party Rights; (v) none of the BSI Companies has received any communications alleging that any the BSI Companies has violated or, by conducting the Business, would violate any Third Party Rights or that any of the BSI Companies Intellectual Property Assets is invalid or unenforceable; (vi) no current or former employee or consultant of any of the BSI Companies owns any rights in or to any of the BSI Companies Intellectual Property Assets; and (vii) none of the BSI Companies are not aware of any violation or infringement by a third party of any of the BSI Companies Intellectual Property Assets.

(c) For purposes of this Agreement, (i) "Company Intellectual Property Assets" means all Intellectual Property Assets owned by any of the BSI Companies or used in the Business, including, without limitation, the BSI Companies' Patents, Companies' Marks, Companies Copyrights and Companies Trade Secrets and (ii) "Intellectual Property Assets" means: (A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents"); (B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, "Marks"); (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"); (D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs,

processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); and (E) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

8.13 Litigation. Except as set forth in Schedule XIX there is no litigation or governmental proceeding or investigation pending or, threatened against any of the BSI Companies or affecting any of its properties or assets or against any officer, director or employee of any of the BSI Companies in his or her capacity as an officer, director or employee of any of the BSI Companies, nor has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might be properly instituted or commenced. None of the matters listed on Schedule XIX will have a Material Adverse Effect. Schedule XIX describes all litigation, claims, proceedings or known investigations involving any of Companies' officers, directors and shareholders in connection with the Business occurring or arising during the previous five (5) years.

8.14 Employee Programs.

(a) Schedule XX sets forth a description of all of the BSI Companies' Employee Programs (as defined below) that have been maintained (as such term is further defined below) by any of the BSI Companies at any time during the five (5) years prior to the date hereof.

(b) There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by any of the BSI Companies. With respect to any Employee Programs now or heretofore maintained by any of the BSI Companies, there has occurred no breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Parent, any of the BSI Companies or any affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program.

(c) Except as set forth in Schedule XX, none of the BSI Companies nor any affiliate have ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program subject to Title IV of ERISA, Section 401(a) or Section 412 of the Code, including, without limitation, any Multiemployer Plan (as defined below).

(d) For purposes of this Section 8.14 and Section 9.7:

(i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in the Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii) An entity is an "affiliate" of the any of BSI Companies for purposes of this Section 8.14 and Section 9.7 if it would have ever been considered a single employer with the BSI Companies under ERISA Section 4001(b) or part of the same "controlled group" as the BSI Companies for purposes of ERISA Section 302(d)(8)(C); and

(iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

8.15 Labor Matters. (a) BSI, RPP and SSS collectively employ approximately 260 full-time employees and 40 part-time employees and have one (1) contract with an independent contractor which is attached hereto as Exhibit 8.15. The Companies are not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for any of the BSI Companies as of the date hereof or amounts required to be reimbursed to such employees. The Companies are and have heretofore been in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment and wages and hours. Except as set forth in Schedule XXI, there are no claims of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or threatened against or involving

any of the BSI Companies. Except as set forth in Schedule XXII, no key employee of any of the BSI Companies has any plan or intention to terminate his employment with any of the BSI Companies.

(b) Individual Shareholders hereby represent and warrant that Companies have made available to Parent, prior to the date of this Agreement, all personnel records and information relating to any pending disciplinary action or claim, relating to any employee of Companies, except for information that is privileged.

8.16 List of Certain Employees. Schedule XXIII attached hereto contains a list of all managers, employees, consultants, independent contractors, brokers and sales persons of any of the BSI Companies who, individually, received compensation for the fiscal year ended December 31, 2006 in excess of $40,000 or are scheduled to receive compensation for the fiscal year ending June 30, 2007 in excess of $40,000. In each case, Schedule XXIII includes the current job title, years of service with any of the BSI Companies and aggregate annual compensation and benefits of each such individual. The Companies have complied in all material respects with the immigration laws of the United States with respect to the hiring, employment and engagement of all of its employees and consultants who are not United States citizens and the immigration or residency status of each of such employees and consultants is sufficient to allow such employees and consultants to remain lawfully employed or engaged by any of the BSI Companies in the United States.

8.17 List of Certain Suppliers. Schedule XXIV attached hereto sets forth a list of the top ten (10) suppliers of any of the BSI Companies (based on the amount of payments made to such suppliers during the calendar year ended December 31, 2006) showing, with respect to each, the name, address and dollar volume involved. No supplier has any plan or intention to terminate or reduce its business with any of the BSI Companies or to materially modify its relationship with any of the BSI Companies.

8.18 Environmental Matters.

(a) (i) To the best of Individual Shareholders' knowledge, none of the BSI Companies has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by any of the BSI Companies, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by any of the BSI Companies for treatment, storage, or disposal at any other place; (iv) except for a site formerly leased by any of the BSI Companies from 1998 to 2005, which formerly contained underground storage tanks, none of the BSI Companies presently own, operate, lease, or use, nor have any of the BSI Companies previously owned, operated, leased, or used, any site on which underground storage tanks are or were located; and (v) no Lien has ever been imposed by any governmental agency

on any property, facility, machinery, or equipment owned, operated, leased, or used by any of the BSI Companies in connection with the presence of any Hazardous Material.

(b) (i) None of the BSI Companies has any liability under, nor has it ever to the best of Individual Shareholders' knowledge violated in any material respect, any Environmental Law (as defined below); (ii) any property owned, operated, leased, or used by any of the BSI Companies, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; and (iii) none of the BSI Companies has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law, and to the knowledge of BSI, there is no reason to believe that any of these items will be forthcoming.

(c) To the best of Individual Shareholders' knowledge, no site owned, operated, leased, or used by any of the BSI Companies contain any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

(d) The Companies have provided to the Parent copies of all documents, records, and information available to any of the BSI Companies concerning any environmental or health and safety matter relevant to any of the BSI Companies, whether generated by any of the BSI Companies or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

(e) For purposes of this Section 8.18, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether enacted as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Companies" shall mean and include each of the BSI Companies and predecessors and all other entities for whose conduct any of the BSI Companies or any of their respective Subsidiaries is or may be held responsible under any Environmental Law.

8.19 Permits: Compliance with Laws. The Companies have all necessary franchises, permits, licenses and other rights and privileges (collectively "Permits") necessary to permit it to own its property and to conduct the Business as it is presently

conducted or proposed to be conducted and all such Permits are valid and in full force and effect, except where the failure to obtain such a Permit would not have a Material Adverse Effect. Schedule XXV sets forth a complete and correct list of such Permits. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Companies are currently and has heretofore been in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and has made, in a timely manner, all applicable regulatory filings (collectively, the "Filings"). Schedule XXV sets forth a complete and correct list of all such Filings. None of the BSI Companies, the Individual Shareholders, or any executive officer or director of any of the BSI Companies, or any affiliate of any of the foregoing has, at any time within the past five (5) years: (i) filed, or has had filed against any such Person, a petition under the federal bankruptcy laws or any state insolvency laws or has had a receiver, fiscal agent or similar officer appointed by a court for the business or property of any such Person, or any partnership of which any such Person was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which such Person was an executive officer at or within two (2) years prior to such filing; (ii) been convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) been subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining it or her from, or otherwise imposing limits or conditions on its or her engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (iv) been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the "Commission") or the Commodity Futures Trading Commission or similar state agency to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (v) taken any action, been a party to or subject to any proceeding or been otherwise involved in any matter which, if any of the BSI Companies were to file a registration statement on Form S-1 with the Commission on the date hereof, would be required to be disclosed pursuant to Item 401(f) or Item 401(g) of Regulation S-K.

8.20 Investment Banking; Brokerage. Except as set forth in Schedule XXVI, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by any of the BSI Companies or based on any arrangement or agreement made by or on behalf of any of the BSI Companies or the Individual Shareholders.

8.21 Insurance. The Companies have fire, casualty and general liability and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties which might be damaged or destroyed or sufficient to cover liabilities to which any of the BSI Companies may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by Persons

engaged in the same or similar businesses as any of the BSI Companies. There is no default by any of the BSI Companies, by any insurance carrier of such policies, or event which could give rise to a default under any such policy.

8.22 Transactions with Affiliates. Except as set forth in Schedule XXVII, there are no loans, leases, contracts or other continuing transactions between any of the BSI Companies, on the one hand, and the Individual Shareholders, any officer, director or shareholder of Companies or any affiliate of any of the foregoing Persons on the other hand, and there have been no such transactions from January 1, 2001 through the date hereof. Neither the Individual Shareholders nor any shareholder, director or officer of any of the BSI Companies, any of their respective family members or any affiliate of any of the foregoing Persons, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of any of the BSI Companies, or any organization which has a material contract or arrangement with any of the BSI Companies, except as set forth in Schedule XXVII.

8.23 Customers. Schedule XXVIII sets forth the name of each customer of any of the BSI Companies who accounted for five percent (5%) or more of the aggregate revenues of any of the BSI Companies for each of the calendar years ended December 31, 2006 and 2005 and/or for the two (2) months ended February 28, 2007 (the "Customers"). No Customer has cancelled or otherwise terminated its relationship with any of the BSI Companies or has materially decreased its usage or purchase of the services of the BSI Companies. No Customer has threatened to terminate or modify in any materially adverse manner, its relationship with any of the BSI Companies or to decrease materially or limit its usage, purchase or distribution of the services or products of any of the BSI Companies.

8.24 Banking Relations. All of the arrangements with any banking institution relating to any of the BSI Companies' depository accounts are accurately and in all material respects described in Schedule XXIX, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the Person or Persons authorized in respect thereof.

8.25 Corporate Records. The corporate record books of each of the BSI Companies accurately record in all material respects all corporate action taken by its stockholders, board of directors, governing bodies and committees. The copies of the corporate records of the BSI Companies provided to the Parent for review are true and complete copies of the originals of such documents.

8.26 Solvency. The Companies have not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy, suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability

to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

8.27 Disclosure.

(a) The representations and warranties made or contained in this Agreement, the schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith, and the information concerning the business of the BSI Companies delivered to the Parent in connection with or pursuant to this Agreement when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading in light of the circumstances in which they were made or delivered.

(b) The Companies and the Individual Shareholders have provided to, or made available for inspection and copying by, the Parent and its counsel true, correct and complete copies of all documents referred to in this Section 8 or Section 1 or in the Schedules attached to this Agreement.

8.28 Representation by Counsel. The Individual Shareholders and Companies have been represented by legal counsel in connection with the transactions contemplated hereby.

9. REPRESENTATIONS AND WARRANTIES OF THE PARENT

In order to induce BSI and the Individual Shareholders to enter into this Agreement, the Parent and makes the following representations and warranties to the Individual Shareholders:

9.1 Organization and Corporate Power. Each of the Parent and the Company is a corporation duly organized, validly existing and in good standing under the laws of New York. Each of the Parent and the Company has all requisite power and authority to own or lease its properties, to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. The Company was formed on April 2, 2007, has had no operation to date, and all of the issued and outstanding shares of the Company's common stock are owned by the Parent.

9.2 Authorization. The execution, delivery and performance by the Parent and the Company of this Agreement and all other agreements, documents and instruments to be executed and delivered by the Parent and the Company as contemplated hereby, have been duly authorized by all necessary corporate and other action of the Parent and the Company, as the case may be. This Agreement and all documents executed by the Parent and the Company pursuant hereto are valid and binding obligations of the Parent or the Company, as the case may be, enforceable in accordance with their terms.

9.3 Non-Contravention. The execution, delivery and performance by the Parent and the Company of this Agreement and each of the other agreements, documents and instruments to be executed and delivered by the Parent and the Company contemplated hereby, do not and will not: (a) violate, conflict with, or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under, any contract or obligation to which the Parent or the Company is a party or by which any of its assets are bound, or any provision of the certificate of incorporation or bylaws of the Parent or the Company, as the case may be; (b) violate or result in a violation of, or constitute a default under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Parent or the Company; (c) except as previously provided or received require the Parent or the Company to provide any notice to, make any declaration or filing with, or obtain the consent or approval of, any governmental authority or third party; or (d) accelerate any obligation under or give rise to a right of termination of or result in a loss of benefit under any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Parent is a party or by which the property of the Parent or the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Parent or the Company.

9.4 Capitalization. Schedule XXXIV sets forth all of the issued and outstanding securities of the Parent as of the date of this Agreement.

9.5 Ability to Close. The Parent has no reason to believe that the Parent or the Company will not be able to consummate the transactions contemplated herein on or about the Closing Date.

9.6 Disclosure.

(a) The representations and warranties made or contained in this Agreement, the schedules and exhibits hereto and the certificates and statements executed or delivered in connection herewith, and the information concerning the business of the Parent delivered to the Individual Shareholders in connection with or pursuant to this Agreement when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading in light of the circumstances in which they were made or delivered.

(b) The Parent has provided to, or made available for inspection and copying by, the Individual Shareholders and its counsel true, correct and complete copies of all documents referred to in this Section 9 or in Sections 1 or 2 or in the Schedules attached to this Agreement.

9.7 Maintenance of the Plan and Employee Programs. The Parent shall sponsor and maintain all Employee Programs of the BSI Companies listed on Schedule XX. The Parent will carry out any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to any of the BSI Companies, the Individual Shareholders, any participant of the Plan, or any affiliate.

9.8 Financial Statements. The financial statements or other accounting information of the Parent heretofore shown to the Individual Shareholders, dated June 30, 2006, and December 31, 2006, present fairly in all material respects, the results of operations of the Parent for the periods covered by such financial statements and such financial statements have not misstated or otherwise misrepresented the financial condition of the Parent.

9.9 Absence of Certain Developments. Since the date of the financial statements or other accounting information referred to in Section 9.8, the Parent has conducted its business only in the ordinary course consistent with past practice and there has not been any:

(a) Change in the assets, liabilities, condition (financial or other), properties, business, operations or prospects of the Parent, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could reasonably be expected to have a Material Adverse Effect;

(b) Declaration, setting aside or payment of any dividend or other distribution (whether of cash, in kind or securities) with respect to, or any direct or indirect redemption, purchase or acquisition of, any of the capital stock of the Parent, or any issuance or sale by the Parent of any shares of its capital stock, including, without limitation, any in kind distribution of accounts receivable, inventory or other assets of the Parent;

(c) Waiver or release of any right of the Parent or cancellation or discharge of any debt or claim held by the Parent, including any write-off or other compromise of any accounts receivable;

(d) Loss, destruction or damage to any property which could have a Material Adverse Effect, whether or not covered by insurance;

(e) Acquisition or disposition, or any agreement or other arrangement for the acquisition or disposition of, any assets or properties of the Parent;

(f) Transaction or agreement involving the Parent and any officer, director, employee, or shareholder of the Parent, or any loans to any of the foregoing;

(g) Increase, direct or indirect, or other change in the compensation paid or payable to any officer, director, employee, independent contractor or agent of the Parent or any establishment or creation of any employment, deferred compensation or severance agreement or employee benefit plan with respect to such Persons or the amendment to, or modification or termination of, any of the foregoing;

(h) Change in the terms and conditions of the employment of the Parent's personnel or any labor dispute involving any matter;

(i) Incurrence or refinancing of any Debt, mortgage, encumbrance or placement of any Lien on any properties or assets of the Parent, other than Liens for Taxes not yet due and payable;

(j) Transaction not occurring in the ordinary course of business and consistent with past practices;

(k) Change in accounting methods or practices, collection or credit policies, pricing policies, reserve policies, revenue recognition policies or payment policies;

(l) Payment or discharge of a Lien or liability of the Parent which were not shown on the financial statements or other accounting information provided by the Parent as of the date thereof or incurred in the ordinary course of business thereafter;

(m) Loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer or account of the Parent;

(n) Entering into, amendment or termination of any material contract or agreement to which the Parent is a party or by which it is bound;

(o) Amendment to the Articles of Incorporation or Bylaws of the Parent;

(p) Incurrence of capital expenditures, other than in the ordinary course of business consistent with past practices;

(q) Agreement or understanding, whether in writing or otherwise, by the Parent or any other Person that would result in any of the foregoing transactions or events or require the Parent to take any of the foregoing actions; or

(r) The Directors and Officers of the Parent are not of any violation of the Securities Act of 1933, as amended, or of the Securities and Exchange Act of 1934, as amended, nor have they been notified of any claim of such a violation.

9.10 <u>Tax Matters.</u> Except as reported in its financial statements, in its filings with the SEC, or as to matters having no material effect:

(a) The Parent has timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof (and all such tax returns are correct and complete in all material respects), and has paid or caused to be paid all Taxes, required to be paid by it through the date hereof whether disputed or not, except Taxes which have not yet become due. The provisions for Taxes in the financial statements or other accounting information provided by the Parent are sufficient as of its date for the payment of all accrued and unpaid Taxes of any nature of the Parent, and any applicable Taxes owing by the Parent to any jurisdiction, whether or not assessed or disputed. All Taxes and other assessments and levies which the Parent were or are required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Parent has delivered to the Individual Shareholders correct and complete copies of all annual tax returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by, the Parent to the extent hereunder requested by the Individual Shareholders. The Parent has not received notice of any audit or any proposed deficiencies from the IRS or any other taxing authority. There are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Parent for any year. Neither the IRS nor any other taxing authority is now asserting or, to the Knowledge of the Parent, threatening to assert against the Parent any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Parent.

9.11 Litigation. Except as reported in its financial statements, in its filings with the SEC, or as to matters having no material effect. There is no litigation or governmental proceeding or investigation pending or, threatened against the Parent or affecting any of their properties or assets or against any officer, director or employee of the Parent in his or her capacity as an officer, director or employee of the Parent, nor has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might be properly instituted or commenced. There has been no litigation, claims, proceedings or known investigations involving any of Parent's officers, directors and shareholders in connection with the Business occurring or arising during the previous five (5) years.

9.12 Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Parent or based on any arrangement or agreement made by or on behalf of the Parent.

9.13 Solvency. The Parent has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy, suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

9.14 Confidentiality of Information. The Parent and its agents and representatives shall keep confidential any information they may have or acquire concerning the business of the BSI Companies and/or the Individual Shareholders during the pendency of the transaction to the Closing Date, or on the event of no Closing Date, forever. In the event this transaction does not consummate, then the Parent and its agents and representatives shall return to BSI and the Individual Shareholders all records, documents and other materials, if any, and all copies thereof, which have been provided by or are the property of BSI and/or the Individual Shareholders or related to the internal business activities of the BSI Companies and/or the Individual Shareholders, along with the certification by the President of the Parent that all such documents have been returned to BSI and Individual Shareholders.

9.15 Representation by Counsel. The Parent has been represented by legal counsel in connection with the transactions contemplated hereby.

10. COVENANTS OF THE INDIVIDUAL SHAREHOLDERS AND BSI

10.1 Making of Covenants and Agreements. The Individual Shareholders and BSI (jointly and severally, individually and collectively) hereby covenant and agree with the Parent as set forth in this Section 10.

10.2 Notification of Certain Matters. Prior to the Closing, the Individual Shareholders and BSI (each, a "Notifying Party") shall give prompt notice to Parent of (a) the occurrence or non-occurrence of any event that causes or would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) the occurrence of any event which could have a material effect, either positive or negative, on any of the BSI Companies' business, assets, financial condition or prospects, including, without limitation, the loss of customers or sales volume and (c) any material failure of the Notifying Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. The Individual Shareholders and BSI shall use their commercially reasonable efforts to prevent or promptly remedy any of the foregoing which could have an adverse effect on the Business.

10.3 Consummation of Agreement. BSI and the Individual Shareholders shall use their respective commercially reasonable efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Individual Shareholders will obtain, prior to the Closing, all necessary authorizations or approvals.

10.4 No Solicitation of Other Offers. Until this Agreement shall have been terminated, neither the Individual Shareholders nor any of the BSI Companies shall, nor shall the Individual Shareholders or any of the BSI Companies permit any of its directors, officers, employees or agents to, directly or indirectly, (i) take any action to solicit,

initiate submission of or encourage, proposals or offers from any Person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, any of the BSI Companies, any merger or business combination with any of the BSI Companies or any public or private offering of interests in any of the BSI Companies (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person or entity other than Parent and its representatives, (iii) furnish any information or afford access to the properties, books or records of any of the BSI Companies to any Person or entity that may consider making or has made an offer with respect to an Acquisition Proposal other than Parent and its representatives, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do any of the foregoing.

10.5 General Cooperation. Upon request from the Parent, the Individual Shareholders will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every further act, deed, conveyance, transfer and assurance necessary to better assure their compliance with the terms, provisions, purposes and intents of this Agreement and all other agreements, securities and instruments contemplated hereby and thereby, and the effectiveness of the rights, benefits and remedies provided for hereby and thereby.

10.6 Non-Competition, Non-Disclosure and Nonsolicitation. The Individual Shareholders and BSI hereby covenant and agree that neither the BSI Companies nor the Individual Shareholders will, directly or indirectly, (a) disclose or furnish to any Person, other than the Parent, any proprietary information of, or confidential information concerning, the Parent, or any of the BSI Companies; provided, however, that this covenant of non-disclosure shall not apply to information (i) which is, or at any time becomes available in the public domain (other than as a result of disclosure by any of the BSI Companies, the Individual Shareholders or any of their respective affiliates), (ii) which has been lawfully acquired by any of the BSI Companies or the Individual Shareholders from a third party not under a confidentiality obligation with respect to such information to the Parent, (iii) which is required to be disclosed by law or court or administrative court (provided that BSI Companies and the Individual Shareholders give the Parent notice or such required disclosure and a reasonable opportunity to take steps to maintain the confidentiality thereof), and (iv) which the Parent expressly authorizes the BSI Companies or the Individual Shareholders to disclose in writing prior to such disclosure; and (b) with respect to the Individual Shareholders for three (3) years after the Closing Date (the "Restricted Period"), none of them shall, directly or indirectly, (i) anywhere within the United States, own, manage, operate, join, control, promote, invest or participate in or be connected with in any capacity (either as an employee, employer, trustee, consultant, agent, principal, partner, corporate officer, director, creditor, owner or shareholder or in any other individual or representative capacity) with any business, individual, partnership, firm, corporation or other entity which is engaged, wholly or partly, in any business in which any of the BSI Companies engaged at any time on or prior to the Closing Date or in any business in which the Parent engages at any time during the Restricted Period which is reasonably related to any business in which any of

the BSI Companies engaged in at any time on or prior to the Closing Date, (ii) hire, engage or attempt to hire or engage (whether on its or his own behalf or on the behalf of any third party) any officer or employee of any of the BSI Companies or Parent or any of either of their direct and/or indirect subsidiaries and affiliates, or any former employee of any of the BSI Companies or Parent and any of either of their direct and/or indirect subsidiaries and affiliates who was employed during the six (6) month period immediately preceding the date of solicitation, or encourage (whether on its or his own behalf or on the behalf of any third party) any such officer or employee to terminate his or her relationship or employment with any of the BSI Companies or Parent or any of either of their direct or indirect subsidiaries and affiliates, (iii) solicit (whether on its or his own behalf or on the behalf of any third party) any client of any of the BSI Companies or Parent or any of either of their direct or indirect subsidiaries and affiliates to provide goods or services in competition with any of the BSI Companies or Parent or any of either of their direct or indirect subsidiaries and affiliates, encourage (whether on its or his own behalf or on the behalf of any third party) any customer to terminate its relationship with any of the BSI Companies or Parent or any of either of their direct or indirect subsidiaries and affiliates, or divert to any Person any client or business opportunity of any of the BSI Companies or the Parent or any of either of their direct or indirect subsidiaries and affiliates. The Individual Shareholders hereby agree that this Section 10.6 is entered into in partial consideration of the Consideration, is necessary for the protection of the business of any of the BSI Companies and Parent, and its direct or indirect subsidiaries and affiliates, including their goodwill, and is reasonable in geographic scope and duration in view of the relevant market for any of the BSI Companies' products and services and that any breach hereof would result in continuing and irreparable harm to the Parent. Therefore, each of the Individual Shareholders agree and consents that the Parent and its direct or indirect subsidiaries and affiliates shall be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violation or breach by any of the BSI Companies or the Individual Shareholders without the posting of any bond, and such other relief as may be just and proper, including the right to recover all losses or damages suffered by the Parent and its direct or indirect subsidiaries and affiliates resulting from any such breach or threatened breach. The Individual Shareholders further agree that, in such event, the Individual Shareholders shall reimburse the Parent and its affiliates their attorneys' fees and costs. The sole exception to this Section 10.6 shall be that the Individual Shareholders may each make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the outstanding capital stock or other interests in the equity of any such enterprise.

10.7 Representation Disclaimer. The Individual Shareholders hereby agree that the Parent shall not be deemed to have made to BSI or the Individual Shareholders any representation or warranty other than those expressly made by Parent in this Agreement.

10.8 Conduct of Business. The Individual Shareholders and BSI Companies agree that from the date hereof through the Closing Date:

(a) The Individual Shareholders shall cause the BSI Companies to, and the BSI Companies shall, carry on its business prudently and diligently in the ordinary course and in the same manner as heretofore conducted by the BSI Companies and in such manner so that each of the representations and warranties contained in this Agreement hereof shall continue to be true and correct on and as of the Closing Date as if again made by BSI and Individual Shareholders on the Closing Date. Without limiting the foregoing, BSI shall (i) maintain in full force and effect all insurance now carried by any of the BSI Companies relating to its assets and its business, (ii) use its commercially reasonable best efforts to preserve the goodwill of the employees, customers, suppliers and others having business relations with each of the BSI Companies, (iii) collect its accounts receivable in the ordinary course consistent with past practice (i.e., without accelerating collections), (iv) pay its accounts payable in the ordinary course consistent with past practice (i.e., without delaying payment), (v) not declare dividends unless they are reflected in the balance sheet or included in the Tangible Net Worth calculation, (vi) not incur capital expenditures (other than in the ordinary course of business and consistent with past practice) without the Parent's prior written consent; (vii) not increase the level of annual compensation of any employee or other Person compensated by any of the BSI Companies other than pursuant to annual performance reviews consistent with past practice, (viii) not borrow, repay or refinance any debt, under existing lines of credit or otherwise, except as reasonably necessary for the ordinary operation of the BSI Companies' business in a manner, and in amounts, in keeping with historical practices, (ix) not change any of the accounting principles used by the BSI Companies, (x) not enter into any material contract or agreement or any amendment to any material contract or agreement other than in the ordinary course of business consistent with past practice and (xi) otherwise take all action required to assure that the representations and warranties of BSI and the Individual Shareholders in this Agreement are true and correct in all respects as of the Closing.

(b) Notwithstanding the foregoing, none of the BSI Companies shall be prohibited from (i) purchasing new inventory and equipment in the ordinary course of business and entering into financing arrangements for such purchases, in each case in accordance with past practice, (ii) entering into, terminating or amending equipment leases in the ordinary course of business in accordance with past practice, (iii) maintain any retirement plan or ESOP currently in existence; and (iv) taking all actions necessary to consummate the transactions expressly contemplated by this Agreement; providing same are reflected on the books and financial records of the BSI Companies.

(c) The Individual Shareholders will: (a) not transfer, sell or assign to any Person, or agree in any manner to transfer, sell or assign to any Person, pledge, encumber, deposit in a voting trust or grant a proxy with respect to any securities of any of the BSI Companies presently or hereafter owned or controlled by him; (b) not solicit or enter into any agreement or arrangement with any Person with respect to the transfer, sale or assignment of any securities of any of the BSI Companies; and (c) other than with respect to transactions contemplated by this Agreement, vote the shares of capital stock of any of the BSI Companies presently or hereafter owned or controlled by it against any merger, consolidation, sale of assets outside the ordinary course of business,

reorganization, recapitalization, liquidation or winding up of any of the BSI Companies at every meeting of shareholders called therefore and at every adjournment thereof (or withhold consent in writing to any such action proposed to be taken by written consent in lieu of a meeting).

10.9 Liens and Pledges. BSI and Individual Shareholders agree that on or before the Closing Date all Liens on the Subject Assets will have been released, other than Permitted Liens or liens included in the Closing Debt.

10.10 Access Pending Closing. The BSI Companies and the Individual Shareholders shall, at all reasonable times prior to Closing, make the properties, books and records of the BSI Companies available during normal business hours to the Parent, its attorneys, accountants, lenders, financial advisors and representatives (the "Representatives"), and BSI shall use its best efforts to furnish or cause to be furnished to such Persons during such period all such information and data concerning any of the BSI Companies as such Persons may reasonably request.

10.11 Public Announcements. Prior to the Closing, neither the Individual Shareholders nor BSI will, without first obtaining the approval of Parent, make any public announcement, directly or indirectly, regarding the transactions contemplated by this Agreement, nor disclose the existence of this Agreement or the nature or status of the transactions contemplated by this Agreement to any Person (other than its own personnel and outside experts to the extent necessary to effect the transactions contemplated by this Agreement.

11. COVENANTS OF THE PARENT

11.1 Making of Covenants and Agreements. The Parent hereby covenants and agrees with BSI and the Individual Shareholders as set forth in this Section 11.

11.2 Notification of Certain Matters. Prior to the Closing, the Parent (the "Notifying Party") shall give prompt notice to the Individual Shareholders and BSI of (a) the occurrence or non-occurrence of any event that causes or would be likely to cause any representation or warranty of the Notifying Party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) the occurrence of any event which could have a material effect, either positive or negative, on the Parent's business, assets, financial condition or prospects, including, without limitation, the loss of customers or sales volume and (c) any material failure of the Notifying Party to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. The Parent shall use its commercially reasonable efforts to prevent or promptly remedy any of the foregoing which could have an adverse effect on the Business.

11.3 General Cooperation.

(a) Upon request from the Individual Shareholders or BSI, the Parent and the Company will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every further act, deed, conveyance, transfer and assurance necessary to better assure their compliance with the terms, provisions, purposes and intents of this Agreement and all other agreements, securities and instruments contemplated hereby and thereby, and the effectiveness of the rights, benefits and remedies provided for hereby and thereby.

(b) Upon request from the Parent, the Individual Shareholders or BSI will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every further act, deed, conveyance, transfer and assurance necessary to better assure their compliance with the terms, provisions, purposes and intents of this Agreement and all other agreements, securities and instruments contemplated hereby and thereby, and the effectiveness of the rights, benefits and remedies provided for hereby and thereby.

11.4 Consummation of Agreement. The Parent shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on their part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

11.5 Commission Agreements. The Parent hereby specifically assumes the performance obligations of all of the sales commission agreements payable to any employee or former employee of any of the BSI Companies ("Commissioned Employee"), including without limitation those persons listed on Schedule VII hereof. For each Commissioned Employee this obligation shall continue until a new commission agreement is entered into between the Parent and the Commissioned Employee or the employment of the Commissioned Employee is terminated, either voluntarily or involuntarily.

11.6 Non-Competition, Non-Disclosure and Nonsolicitation. The Parent hereby covenants and agrees that in the event the transaction does not Close, the Parent will not, directly or indirectly, (a) disclose or furnish to any Person, other than BSI, any proprietary information of, or confidential information concerning, any of the BSI Companies; provided, however, that this covenant of non-disclosure shall not apply to information (i) which is, or at any time becomes available in the public domain (other than as a result of disclosure by the Parent or any of their respective affiliates), (ii) which has been lawfully acquired by the Parent from a third party not under a confidentiality obligation with respect to such information to BSI, (iii) which is required to be disclosed by law or court or administrative court (provided that Parent give BSI notice of such required disclosure and a reasonable opportunity to take steps to maintain the confidentiality thereof), and (iv) which BSI expressly authorizes the Parent or Parent to disclose in writing prior to such disclosure; and (b) for three (3) years after the Closing Date (the "Restricted Period"), none of them shall, directly or indirectly, (i) hire, engage or attempt to hire or engage (whether on its or his own behalf or on the behalf of any third party) any officer or employee of any of the BSI Companies or any of their direct

and/or indirect subsidiaries and affiliates, or any former employee of any of the BSI Companies and any of their direct and/or indirect subsidiaries and affiliates who was employed during the six (6) month period immediately preceding the date of solicitation, or encourage (whether on its or his own behalf or on the behalf of any third party) any such officer or employee to terminate his or her relationship or employment with any of the BSI Companies or any of their direct or indirect subsidiaries and affiliates, (ii) solicit (whether on its or his own behalf or on the behalf of any third party) any client of any of the BSI Companies or any of their direct or indirect subsidiaries and affiliates to provide goods or services in competition with any of BSI Companies or any of their direct or indirect subsidiaries and affiliates, encourage (whether on its or his own behalf or on the behalf of any third party) any customer to terminate its relationship with any of BSI Companies or any of their direct or indirect subsidiaries and affiliates, or divert to any Person any client or business opportunity of any of BSI Companies or any of their direct or indirect subsidiaries and affiliates. (For purposes of this Section 11.6 a Client is deemed to be (i) any customer location to which any of BSI Companies provide security services on the date of execution of this Agreement or the day of Closing; and (ii) a Reserved Account.) The Parent hereby agrees that this Section 11.6 is entered into in partial consideration of the transaction, is necessary for the protection of the business of any of the BSI Companies, and its direct or indirect subsidiaries and affiliates, including their goodwill, and is reasonable in geographic scope and duration in view of the relevant market for any of the BSI Companies' products and services and that any breach hereof would result in continuing and irreparable harm to any of the BSI Companies. Therefore, the Parent agrees and consents that BSI and its direct or indirect subsidiaries and affiliates shall be entitled to any injunction or any appropriate decree of specific performance for any actual or threatened violation or breach by the Parent without the posting of any bond, and such other relief as may be just and proper, including the right to recover all losses or damages suffered by the Parent and its direct or indirect subsidiaries and affiliates resulting from any such breach or threatened breach. The Parent further agrees that, in such event, the Parent shall reimburse BSI and its affiliates their attorneys' fees and costs.

11.7 Representation Disclaimer. The Parent hereby agrees that BSI shall not be deemed to have made to the Parent any representation or warranty other than those expressly made by BSI or the Individual Shareholders in this Agreement.

11.8 Public Announcements. Prior to the Closing, the Parent will not, without first obtaining the approval of the Individual Shareholders and BSI, make any public announcement, directly or indirectly, regarding the transactions contemplated by this Agreement, nor disclose the existence of this Agreement or the nature or status of the transactions contemplated by this Agreement to any Person (other than its own personnel and outside experts to the extent necessary to effect the transactions contemplated by this Agreement.

11.9 Piggyback Rights. The Parent agrees to include all the shares owned or to be owned by the Individual Shareholders in any registration by the Parent of its shares, of Parent Common Stock made while any of those shares are "Restricted Securities". All

"piggyback" rights shall be without cost to the Individual Shareholders receiving Parent Common Stock.

12. CLOSING CONDITIONS OF THE PARENT AND THE COMPANY

12.1 Conditions of Parent's and the Company's Obligations at Closing. Neither the Parent nor the Company shall be required to close the transactions under this Agreement, but may elect to do so, unless on or before the Closing, each of the following conditions has been fulfilled, or waived by the Parent (which waiver must be in writing to be deemed a waiver:

(a) Representations and Warranties. The representations and warranties by the Individual Shareholders and BSI set forth in this Agreement that are qualified by reference to "material," "materially," "material adverse change," "material adverse effect," "Material Adverse Effect," or similar terms (collectively, "Materiality Qualifiers") shall be true in all respects when made and on and as of the Closing Date and all other representations and warranties made by the Individual Shareholders and BSI set forth in this Agreement shall be true in all material respects when made and on and as of the Closing Date.

(b) Performance. The Individual Shareholders and BSI shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by any of them on or before the Closing

(c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

(d) No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

(e) Authorization. (i) The Stockholders and Board of Directors of BSI shall have duly adopted resolutions in the form reasonably satisfactory to the Parent and shall have taken all action necessary for the purpose of authorizing BSI to consummate all of the transactions contemplated hereby; and (ii) The Parent shall have received all necessary authorizations from its lenders and the SEC.

(f) Audited and Reviewed Financial Statements. The annual financial statements for the fiscal years ended June 30, 2006 and 2005 shall be audited, or be in the process of being audited, and, should the Parent pay the expense of preparing them, the financial statements for the quarterly periods ending March 31, 2007 and ended

December 31, 2006 and 2005 and March 31, 2006 shall be prepared in accordance with GAAP and shall be sufficient for inclusion in Parent's materials to be filed with the U.S. Securities and Exchange Commission in connection with the transaction described herein.

(g) Receipt of Additional Agreements. Parent shall receive a fully executed ESOP Stock Purchase Agreement, all conditions and terms of obligations contained therein have been fully performed and satisfied and the closing under the ESOP Stock Purchase Agreement shall have occurred.

12.2 No Material Adverse Change. Since the date of this Agreement through and including the Closing Date, there shall have been no material adverse change in any of the BSI Companies' condition (financial or otherwise), business, assets or prospects.

13. CLOSING CONDITIONS TO THE OBLIGATIONS OF THE INDIVIDUAL SHAREHOLDERS

13.1 Conditions to Individual Shareholders' and BSI Companies Obligations at Closing. The Individual Shareholders shall not be required to close the transactions under this Agreement, but may elect to do so, unless on or before the Closing, each of the following conditions has been fulfilled, or waived by the Individual Shareholders (which waiver must be in writing to be deemed a waiver:

(a) Representations and Warranties. The representations and warranties by the Parent set forth in this Agreement that are qualified by reference to "material," "materially," "material adverse change," "material adverse effect," "Material Adverse Effect," or similar terms shall be true in all respects when made and on and as of the Closing Date and all other representations and warranties made by the Parent set forth in this Agreement shall be true in all material respects when made and on and as of the Closing Date.

(b) Performance. The Parent shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by any of them on or before the Closing.

(c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Individual Shareholders' counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

(d) No Violation or Injunction. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

(e) Authorization. The Stockholders and Board of Directors of the Parent and the Company shall have duly adopted resolutions in the form reasonably satisfactory to the Individual Shareholders and shall have taken all action necessary for the purpose of authorizing the Parent and the Company to consummate all of the transactions contemplated hereby.

13.2 No Material Adverse Change. Since the date of this Agreement through and including the Closing Date, there shall have been no material adverse change in the Parent's condition (financial or otherwise), business, assets or prospects.

13.3 Transfer of Merger Consideration. The Parent shall have delivered to the Individual Shareholders, and deposited with the Escrow Agent all amounts of the Merger Consideration due on the Closing Date, including without limitation the amounts due in accordance with Sections 3.1(a), 3.2, and 4.2.

14. TERMINATION OF AGREEMENT; RIGHTS TO PROCEED

14.1 Termination. At any time prior to the Closing, this Agreement may be terminated as follows:

(a) Termination by Lapse of Time. This Agreement shall terminate at 5:00 p.m., San Diego time, on April 13, 2007 (the "Termination Date"), if the transactions contemplated hereby have not been consummated, unless such date is extended by the written consent of each of the Parties.

(b) Termination by Agreement of the Parties. This Agreement may be terminated by the mutual written agreement of the Parties.

(c) Termination by Parent and the Company upon Failure to Deliver an Acceptable Tangible Net Worth Certificate. The Parent may terminate this Agreement upon the failure of the Individual Shareholders to deliver a reasonably accurate Tangible Net Worth Certificate in accordance with Section 4.2.

(d) Termination by Reason of Breach.

(i) This Agreement may be terminated by the Individual Shareholders, or any one of them, if, at the Closing or any time prior to the Closing, there shall occur a material breach of any of the representations, warranties or covenants of the Parent or of the Parent or the failure by the Parent to perform any condition or obligation hereunder and such breach or failure to perform could not be cured prior to the Termination Date.

(ii) This Agreement may be terminated by the Parent if at the Closing or any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Individual

Shareholders or BSI or the failure of the Individual Shareholders to perform any condition or obligation hereunder and such breach or failure to perform could not be cured prior to the Termination Date.

(e) Termination by Reason of Failure of Condition. This Agreement may be terminated if the Parties agree that any condition set forth in Section 12 or Section 13 shall have become incapable of fulfillment on or before the Termination Date; provided, however, that no Party shall be entitled to terminate this Agreement if a breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement is causing the failure to satisfy a condition set forth in Section 12 or Section 13, as applicable.

(f) Effect of Termination. All obligations of the Parties hereunder shall cease upon any termination pursuant to Section 14; provided, however, that (i) the provisions of this Section 14 and Sections 9.14 and 11.6 hereof shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from any liability for an error or omission in any of its representations or warranties contained herein or a failure to comply with any of its covenants, conditions or agreements contained herein.

(g) Notice of Termination. Any party electing to terminate this Agreement pursuant to this Section 14 shall provide notice of its intent to do so to each party to this Agreement in accordance with Section 16.6 of this Agreement.

15. SURVIVAL; INDEMNIFICATION

15.1 Survival of Representations; Warranties and Covenants. All covenants, agreements, representations and warranties of the Individual Shareholders, BSI, or the Parent made herein and in the certificates, exhibits and schedules delivered or furnished to the any other party in connection herewith are material, shall be deemed to have been relied upon by the Party or Parties to whom they are made and shall survive the Closing regardless of any investigation on the part of such party or its representatives.

15.2 Indemnification.

(a) The Individual Shareholders, jointly and severally, agree to defend, indemnify and hold the Parent, and its stockholders, directors, and officers, employees and agents each of the foregoing and each Person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, (Parties receiving the benefit of the indemnification agreement under this Section 15.2(a) shall be referred to collectively as "Parent Indemnified Parties" and individually as a "Parent Indemnified Party") harmless from and against any and all claims, damages, liabilities, losses, diminution in value, Taxes, fines, penalties, costs, and expenses (including without limitation, reasonable fees of counsel), as the same are incurred, of any kind or nature whatsoever (collectively "Losses") (whether or not arising

out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any Parent Indemnified Party to the extent, based upon, arising out of, by reason of or otherwise in respect of or in connection with:

(i) Any material inaccuracy in or breach of any representation or warranty made by the Individual Shareholders or BSI in this Agreement, or in any schedule, exhibit, certificate or other document delivered by or on their behalf as part of or pursuant to this Agreement, or any claim, action or proceeding asserted or instituted or arising out of any matter or thing covered by such representations or warranties;

(ii) Any breach of any obligation, agreement or covenant, made by the Individual Shareholders or BSI in this Agreement, or in any schedule, exhibit, certificate or other document delivered by or on behalf of the Parent as part of or pursuant to this Agreement, or any claim, action or proceeding asserted or instituted or arising out of any matter or thing covered by such obligation, agreement or covenant;

(iii) Any fraud, or intentional misrepresentation or deliberate or willful breach by Individual Shareholders or BSI with respect to any representation, warranty or covenant made by the Individual Shareholders or BSI in this Agreement or in any schedule, exhibit, certificate or other document delivered under or in connection with this Agreement;

(Any claim for Losses made by the Parent pursuant to this Section 15.2(a) is hereinafter referred to as a "Parent Indemnity Claim," and collectively, "Parent Indemnity Claims").

(iv) Any undisclosed liabilities of any of the BSI Companies, the Individual Shareholders or the ESOP whether or not known to the Individual Shareholders.

(b) The Parent agrees to defend, indemnify and hold the Individual Shareholders and BSI and their stockholders, directors, and officers, employees and agents each of the foregoing and each Person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended, (Parties receiving the benefit of the indemnification agreement under this Section 15.2(b) shall be referred to collectively as "BSI Indemnified Parties" and individually as a "BSI Indemnified Party") harmless from and against any and all Losses (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any BSI Indemnified Party to the extent arising out of, by reason of or otherwise in respect of or in connection with:

(i) Any material inaccuracy in or breach of any representation or warranty made by the Parent in this Agreement, or in any schedule,

exhibit, certificate or other document delivered by or on their behalf as part of or pursuant to this Agreement, or any claim, action or proceeding asserted or instituted or arising out of any matter or thing covered by such representations or warranties;

(ii) Any breach of any obligation, agreement or covenant, made by the Parent in this Agreement, or in any schedule, exhibit, certificate or other document delivered by or on behalf of the Parent as part of or pursuant to this Agreement, or any claim, action or proceeding asserted or instituted or arising out of any matter or thing covered by such obligation, agreement or covenant;

(iii) Any fraud, or intentional misrepresentation or deliberate or willful breach by the Parent with respect to any representation, warranty or covenant made by the Parent in this Agreement or in any schedule, exhibit, certificate or other document delivered under or in connection with this Agreement;

15.3 Notice; Payment of Losses; Defense of Claims. For purposes of this Section 15.3 the term "Indemnifying Party" shall include the Parent and the Individual Shareholders, as applicable, and the term "Indemnified Party" shall include a Parent Indemnified Party or a BSI Indemnified Party, as applicable, with respect to matters arising under Section 15.2.

(a) An Indemnified Party shall give written notice to the appropriate Indemnifying Party promptly, and in any event not later than sixty (60) days after assertion of any written claim by any third party, specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any material damages as a result of such failure. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice.

(b) Within thirty (30) days after receiving notice of a claim for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party concedes liability in whole, the Indemnifying Party shall pay the amount of such claim to the Indemnified Party. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally

resolved, then the Indemnifying Party shall make no payment until a final resolution of the matter is obtained in accordance with this Agreement.

(c) In the case of any third party claim, if within twenty (20) days after receiving the notice described in the preceding paragraph (a) the Indemnifying Party (i) gives written notice to the Indemnified Party stating that it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provide reasonable assurance and security to such Indemnified Party that such indemnification will be paid fully and promptly if required and such Indemnified Party will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of all Indemnified Parties which consent shall not be unreasonably withheld) and all Indemnified Parties shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party or Parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party or Parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party or Parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such Indemnified Party or Parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Indemnifying Party or Parties' obligation to indemnify such Indemnified Party or Parties therefore will be fully satisfied by payment of money by the Indemnifying Party and the settlement includes a complete release of such Indemnified Party or Parties. The Indemnifying Party or Parties shall keep such Indemnified Party or Parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party or Parties with all documents and information that such Indemnified Party or Parties shall reasonably request and shall consult with such Indemnified Party or Parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party or Parties shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party or Parties and the Indemnified Party or Parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party or Parties shall be paid by the Indemnifying Party or Parties. If no such notice of intent to dispute and defend is given by the Indemnifying Party or Parties, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party or Parties shall, at the expense of the Indemnifying Party or Parties, undertake the defense of (with counsel selected by such Indemnified Party or Parties), and shall have the right to compromise or settle, such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party or Parties, then such Indemnified Party or Parties shall make available all information and assistance that the

Indemnifying Party or Parties may reasonably request and shall cooperate with the Indemnifying Party or Parties in such defense.

(d) An Indemnifying Party shall not be responsible for paying Losses to an Indemnified Party unless the aggregate of the Losses payable from the Indemnifying Party to the Indemnified Party shall be greater than Ten Thousand Dollars ($10,000).

15.4 Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable law, as adjustments to the Merger Consideration for all Tax purposes.

16. GENERAL

16.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the Parties and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such covenant or other provision. No amendment to this Agreement may be made without the written consent of the Individual Shareholders, the Trustees and the Parent.

16.2 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles thereof.

16.3 Section Headings; Gender and Terms. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

16.4 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

16.5 Fees and Expenses. Except for the cost of the audits described in Section 15.1(h), each of the Parent, the Company, each of the BSI Companies and the Individual Shareholders will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and the agreements entered into in connection herewith.

16.6 Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to:

(a) If to the Individual Shareholders, Marc Brown at 3910 Gresham Street, Suite No. 3, San Diego, CA 92109 and Hal Brown at 5021 Via Cinta, San Diego, CA 92122, or at such other address designated by BSI to the Parent and the other Parties in writing (with a copy to Robert A. Sternberg, Esq.; Robert A. Sternberg APLC; 4195 East Thousand Oaks Boulevard; Suite 235; Westlake Village, CA 91362);

(b) If to the Parent, President, Command Security Corporation, 1133 Route 55, Suite D, P.O. Box 340, Lagrangeville, NY 12540 or at such other address designated by the Parent to BSI and the Individual Shareholders in writing (with a copy to LeBoeuf, Lamb, Greene & MacRae LLP, 125 W. 55th Street, New York, NY 10019, Attention: Andrew Hulsh, Esq.).

16.7 Dispute Resolution.

(a) Except for all disputes, claims or controversies arising under Sections 9.14 and 11.6, which shall be resolved pursuant to subsection (e) below, all disputes, claims, or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the Judicial Arbitration and Mediation Service ("JAMS") or its successor. The arbitration shall be held in New York County, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS unless specifically modified herein.

(b) The Parties covenant and agree that the arbitration shall commence within thirty (30) days of the date on which a written demand for arbitration is filed by any party hereto.

(c) Each party shall be allowed the full discovery provided in the New York Civil Practice Law and Rules for matters in litigation. In connection with the arbitration proceeding, the arbitrator shall have the power to order discovery. In connection with any arbitration, each party shall provide to the other, no later than twenty (20) business days before the date of the arbitration, the identity of all Persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The arbitrator's decision and award shall be made and delivered within one hundred eighty (180) days of the selection of the arbitrator. The arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded

under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(d) The Parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. Except as provided in subsection (e) below, this Section 16.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 16.7 shall be enforceable in any court of competent jurisdiction.

(e) All disputes, claims or controversies arising under Sections 9.14 and 11.6, including any application for equitable relief, shall be brought in the federal or state courts sitting in the State of New York, County of New York (the "Courts"). In the event any party applies to seal any papers produced or filed in any judicial proceedings to preserve confidentiality, each other party specifically agrees not to oppose such application.

16.8 Consent to Jurisdiction. Each of the Parties irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement or the negotiation, validity or performance hereof and further consents to the jurisdiction of the courts of New York for the purposes of enforcing the arbitration provisions of Section 16.7 of this Agreement and the Courts for purposes of resolving all disputes, claims or controversies arising under Sections 9.14 and 11.6 as provided under Section 16.7(e) above. Each party further irrevocably waives any objection to proceeding before JAMS and the Courts, as applicable, based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS or the Courts, as applicable, has been brought in an inconvenient forum. Each of the Parties hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties agrees that its or his submission to jurisdiction and its or his consent to service of process by mail are made for the express benefit of the other Parties.

16.9 Remedies; Severability. Notwithstanding Section 16.7, it is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other Parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other Parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective

and valid under applicable law, but if any provision (or part thereof) of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision (or part thereof) shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

16.10 Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, including, without limitation, the Original Merger Agreement, with respect to the subject matter hereof.

16.11 Assignability; Binding Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto; provided, however, that the Parent may assign its rights under this Agreement to its lenders as security for its obligations under any debt and the Individual Shareholders may assign their rights to any related party, including without limitation family members and trusts in which the BSI Shareholder or a member of his family is a beneficiary, without the consent of any other party hereto. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

17. CERTAIN DEFINITIONS

For purposes of this Agreement, the term:

(a) "affiliate" of a Person shall mean (i) with respect to an individual, any member of such Person's family; (ii) with respect to an entity, any officer, director, stockholder, partner, member or employee of such entity; and (iii) with respect to an individual or entity, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person.

(b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(c) "ERISA" means Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended.

(c) "Knowledge" means knowledge, after due inquiry, of a fact or circumstance or an awareness of a reasonable probability of such fact's or circumstance's existence or future occurrence; provided, however, that such knowledge or awareness shall be inferred from evidence of a conscious disregard or avoidance of the facts and circumstances and "BSI's Knowledge" shall mean to the Knowledge of the Individual Shareholders, BSI's president and/or any other executive officer or member of the board of directors of BSI.

(d) "Person" means an individual, corporation, partnership, association, firm, trust or any unincorporated organization;

(e) "Subsidiary" means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest is directly or indirectly owned by such Person.

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IN WITNESS WHEREOF, the Parties have caused this Amended and Restated Agreement of Merger to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

BSI:

BROWN SECURITY INDUSTRIES, INC.

By: ______________________
Hal Brown, President

INDIVIDUAL SHAREHOLDERS:

____
Marc Brown

____
Hal Brown

PARENT:

COMMAND SECURITY CORPORATION

By: ______________________
Barry Regenstein, President

THE COMPANY:

COMMAND SECURITY SERVICES, INC.

By: ______________________
Barry Regenstein, President